UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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NOVAGOLD RESOURCES INC.

(Name of Registrant as Specified In Its Charter)

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2026

NOVAGOLD RESOURCES INC.

(Exact Name of Registrant as Specified in Its Charter)

British Columbia	001-31913	N/A
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

201 South Main Street, Suite 400, Salt Lake City, Utah 84111

(Address of principal executive offices) (Zip Code)

(801) 639-0511

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	NG	NYSE American Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed, on July 21, 2026, NOVAGOLD Resources Inc. (“NOVAGOLD” or the “Company”) entered into a series of definitive transaction agreements in connection with a proposed transaction pursuant to which, subject to the satisfaction of certain closing conditions and upon the consummation thereof, NovaGold Corporation, a newly incorporated Delaware company (“New NOVAGOLD”), would become the ultimate parent of NOVAGOLD and its subsidiaries and would acquire the 40% interest in Donlin Gold LLC (“Donlin Gold”) held by Paulson Advisers LLC and certain of its affiliates (collectively, “Paulson”) in an all-share transaction, increasing NOVAGOLD’s ownership in Donlin Gold from 60% to 100% (the “Transactions”). Upon the consummation of the Transactions, current NOVAGOLD shareholders (inclusive of Paulson’s equity interest) would own approximately 65% of New NOVAGOLD and, inclusive of its existing equity ownership in NOVAGOLD, Paulson would own approximately 39.7% of the economic interest in New NOVAGOLD, while its voting interest would be capped at 19.99%.

On September 11, 2026, the Company filed a management information circular and preliminary proxy statement on Schedule 14A (the “Preliminary Circular and Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) and applicable Canadian securities regulators in connection with the special meeting of the Company’s shareholders to be held on November 3, 2026, at which the Company’s shareholders will vote on the Transactions and other matters related thereto. On October 5, 2026, the Company filed with the SEC and applicable Canadian securities regulators a management information circular and definitive proxy statement on Schedule 14A (the “Circular and Proxy Statement”). Following the filing of the Circular and Proxy Statement, the Company commenced mailing of the Circular and Proxy Statement to its shareholders on or about October 5, 2026.

Since the filing of the Preliminary Circular and Proxy Statement, the Company has received certain ordinary course demand letters from counsel representing purported shareholders of the Company, generally alleging omissions or misstatements in the disclosures in the Preliminary Circular and Proxy Statement and the Circular and Proxy Statement and requesting that the Company file corrective disclosures prior to the special meeting of the Company’s shareholders (the demand letters are collectively referred to as the “Shareholder Letters”).

The Company denies that it has violated any laws or breached any duties to the Company’s shareholders, denies all allegations in the Shareholder Letters, and believes that no supplemental disclosure to the Circular and Proxy Statement was or is required under any applicable law, rule or regulation. However, solely to eliminate the burden and expense of potential litigation, to moot the disclosure claims made in the Shareholder Letters, to avoid nuisance and potential delay or disruption to the Transactions, and to provide additional information to the Company’s shareholders, the Company has determined to voluntarily supplement the Circular and Proxy Statement with the below disclosures. The Company believes that the disclosures in the Circular and Proxy Statement comply fully with applicable law and nothing in the below supplemental disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable law of any of the disclosures set forth herein or in the Circular and Proxy Statement.

Supplemental Disclosures to the Circular and Proxy Statement

The following supplemental disclosures should be read in connection with the Circular and Proxy Statement, which should be read in its entirety. The inclusion in this supplement to the Circular and Proxy Statement of certain information should not be regarded as an indication that any of the Company or its affiliates, officers, directors or other representatives, or any other recipient of this information, considered, or now considers, it to be material, and such information should not be relied upon as such. To the extent that information herein differs from or updates information contained in the Circular and Proxy Statement, the information contained herein supersedes the information contained in the Circular and Proxy Statement. Capitalized terms used but not defined herein have the meanings set forth in the Circular and Proxy Statement, unless otherwise defined below. All page references in the information below are to pages in the Circular and Proxy Statement. For clarity, new text within restated paragraphs (other than tables and related footnotes) from the Circular and Proxy Statement is highlighted with bold, underlined text, and deleted text within restated paragraphs from the Circular and Proxy Statement is highlighted with ~~strikethrough text~~.

1.	The disclosure under the heading “The Arrangement and Related Transactions – Background of the Transaction” is hereby amended by amending and restating in its entirety the first full paragraph on page 45 of the Circular and Proxy Statement:

On September 7, 2025, the NOVAGOLD Board and members of management met virtually with representatives of Skadden, Blakes, NOVAGOLD’s Canadian counsel and Citi to discuss the September 4 Proposal, the Board’s fiduciary duties and potential conflicts of interest related to such proposal and the potential transactions contemplated thereby. At that meeting, the Board formed a transaction committee composed of certain directors, namely, Mr. Kalidas Madhavpeddi, Mr. Daniel Muñiz Quintanilla, Ms. Dawn Whittaker and Mr. Ali Erfan (the “Transaction Committee”), to work with the Company’s management and advisors to evaluate, negotiate or supervise negotiations on, and make recommendations to the full Board regarding the proposed transaction. That said, the Transaction Committee did not have authority to bind the Company with respect to any such proposal absent Board approval. The formation of the Transaction Committee was not prompted by actual or potential conflicts of interest. The Transaction Committee was formed for operational purposes and to ultimately report its findings and recommendations to the Board. The Transaction Committee’s duties included (i) retaining legal and financial advisors and settling and approving the terms of their engagements; (ii) working with management and the Company’s legal and financial advisors to review, consider and assess the September 4 Proposal and the proposed transaction; (iii) to the extent necessary, negotiating, or supervising negotiations by senior management of, the terms of the proposed transaction and related agreements or documents; (iv) reporting to the Board on its activities and recommendations; and (v) performing such other duties as might be assigned by the Board.

2.	The disclosure under the heading “The Arrangement and Related Transactions – Background of the Transaction” is hereby amended by amending and restating in its entirety the second paragraph on page 46 of the Circular and Proxy Statement:

On October 10, 2025, NOVAGOLD and Paulson executed the Paulson Confidentiality Agreement, which did not contain a “don’t ask-don’t waive” standstill provision prohibiting Paulson from requesting that the Board or the Company release it from its standstill obligations. Later that day, representatives of NOVAGOLD (including certain members of the Transaction Committee, Dr. Kaplan and Mr. Lang), representatives of Paulson (including Mr. Paulson), and representatives of Skadden, Blakes, Citi, Kleinberg Kaplan and Goodmans met in person at Skadden’s New York offices (with certain attendees participating virtually) to discuss the September 4 Proposal. At the meeting, NOVAGOLD presented its counterproposal to the September 4 Proposal (the “October 10 Proposal”). In the October 10 Proposal, NOVAGOLD proposed a 30% discount to Paulson’s implied Donlin Gold valuation that would be used for pricing in the sale of the Donlin Gold interests, while acknowledging that there were limited historical precedents for similar transactions. The October 10 Proposal also included revised governance terms, including with respect to proposed board composition, voting rights, lock-up, transfer and standstill restrictions. At the meeting, the parties discussed the October 10 Proposal and following the meeting, Paulson sent NOVAGOLD a list of follow-up questions seeking clarification on certain matters discussed at the meeting.

3.	The disclosure under the heading “The Arrangement and Related Transactions – Background of the Transaction” is hereby amended by amending and restating in its entirety the second full paragraph on page 47 of the Circular and Proxy Statement:

On October 29, 2025, the Board met virtually, with members of management and representatives of Citi, Skadden and Blakes. The Board discussed the strategic rationale, feasibility and risks of the Three-Party Transaction, including diligence on Party A, the risk of topping bidders, and the importance of shareholder reaction and market perception in an all-stock transaction. After discussion of certain legal considerations with the Board, Blakes recommended forming a special committee of fully independent directors to evaluate such transaction accordingly. After discussion, the Board unanimously approved resolutions, with Dr. Kaplan and Mr. Erfan abstaining from voting due to their interests in Electrum, to dissolve the Transaction Committee as its mandate was no longer required, and establish a special committee composed of independent and disinterested directors, due to certain overlapping shareholder interests in connection with the Three-Party Transaction (the “Special Committee”). The Special Committee, composed of Ms. Whittaker, Mr. Madhavpeddi and Mr. Kevin McArthur, was formed with a mandate to (i) examine the merits and fairness of ~~review and make recommendations regarding~~ the Three-Party Transaction and any potential alternatives ~~(the “Special Committee”).~~; (ii) advise the Board as to whether the Three-Party Transaction was in the best interests of the Company; (iii) negotiate or supervise the negotiation of terms and agreements; (iv) discharge its mandate in coordination with senior management, directors and other advisors; (v) oversee and assist with obtaining approvals and preparing disclosure; (vi) supervise the preparation of a fairness opinion or formal valuation; (vii) report to the Board on its activities and recommendations; and (viii) perform such other duties as might be assigned by the Board. In carrying out its mandate, the Special Committee was permitted to engage, at the Company’s expense, financial advisors, valuators, legal counsel and other professional advisors; request that management assist the Special Committee and its advisors and provide them with information; and request that management take actions on behalf of the Company that the Special Committee considered necessary or advisable. The Special Committee was empowered to advise the Board on whether to veto the Three-Party Transaction or pursue an alternative course of action, but did not have authority to bind the Company with respect to any transaction or other value enhancement initiative absent Board Approval. Citi then provided an overview of the proposed Three-Party Transaction structure, including the acquisition of Paulson’s 40% interest in Donlin Gold by NOVAGOLD and a stock-for-stock merger with Party A, and the Board concluded that, while significant work remained on sequencing, structure and valuation, the framework was conceptually possible and provided a basis for the Special Committee to continue exploratory discussions.

4.	The disclosure under the heading “The Arrangement and Related Transactions – Background of the Transaction” is hereby amended by amending and restating in its entirety the fourth full paragraph on page 48 of the Circular and Proxy Statement:

On December 6, 2025, NOVAGOLD and Party A executed the Party A Confidentiality Agreement, which did not contain a “don’t ask-don’t waive” standstill provision prohibiting Party A from requesting that the Board or the Company release it from its standstill obligations. Also on December 6, 2025, NOVAGOLD and Paulson sent a joint letter to Party A’s board expressing a non-binding interest in exploring the Three-Party Transaction (the “December 6 Letter”). The letter proposed a “merger of equals” style transaction based on current market values, with the combined company to be a newly created parent U.S. public corporation.

5.	The disclosure under the heading “The Arrangement and Related Transactions – Background of the Transaction” is hereby amended by amending and restating in its entirety the first paragraph on page 49 of the Circular and Proxy Statement:

On February 12, 2026, the Board met virtually, with NOVAGOLD management and representatives of Citi, Skadden and Blakes, to discuss the February 9 Proposal. The Board expressed general support for further exploring the February 9 Proposal. Citi discussed the specifics of the February 9 Proposal, including the equity value of Donlin Gold and the accretive value to shareholders, noting that pro forma, Paulson would own approximately 42%, Electrum would own 14% and public shareholders would own approximately 44% of the issued and outstanding shares of the new combined company following closing based on the then current NOVAGOLD stock price and Paulson’s proposal. The Board unanimously resolved to: (i) dissolve the Special Committee previously constituted in connection with the Three-Party Transaction, discussions with respect to which had terminated on or about January 10, 2026, as its mandate was no longer required; (ii) authorize the Company to restart negotiations with Paulson with respect to the two-way transaction (“Project Phoenix”); and (iii) establish a Project Phoenix transaction committee comprising Ms. Whittaker, Mr. Madhavpeddi and Mr. McArthur to, among other things, assist NOVAGOLD management in negotiating the terms of Project Phoenix (the “Phoenix Transaction Committee”). The Board agreed that the Phoenix Transaction Committee should be comprised of the same members from the previously constituted Special Committee given their familiarity with certain aspects of the Three-Party Transaction that may continue to be relevant in connection with Project Phoenix.

6.	The disclosure under the heading “The Arrangement and Related Transactions – Opinion of Financial Advisor” is hereby amended by amending and replacing in its entirety the paragraph titled “Selected Public Companies Analysis” beginning on page 63 of the Circular and Proxy Statement underneath the section titled “NOVAGOLD Financial Analyses”:

Selected Public Companies Analysis. Citi reviewed certain publicly available financial and stock market information of NOVAGOLD and the following seven selected companies that Citi considered generally relevant as publicly traded companies in the gold and mining industries with operations and scale and serving end-markets generally similar to those of and served by NOVAGOLD, collectively referred to as the NOVAGOLD selected companies:

•	Perpetua Resources Corp.
•	Dakota Gold Corp.
•	Thesis Gold & Silver Inc.
•	Osisko Mining Inc.
•	Seabridge Gold Inc.
•	First Mining Gold Corp.
•	International Tower Hill Mines Ltd.

Citi selected the NOVAGOLD selected companies based on its professional judgment and experience. Although none of the NOVAGOLD selected companies are directly comparable to NOVAGOLD, the companies were selected because they are publicly traded companies with operations or businesses that for purposes of analysis may be considered similar to certain operations of NOVAGOLD. Financial data of the NOVAGOLD selected companies was based on publicly available research analysts’ estimates, public filings and other publicly available information.

With respect to each of the NOVAGOLD selected companies, Citi calculated each such company’s P/NAV ratio and FV/Resources ratios. The following table presents the results of this analysis. The overall low to high P/NAV ratios observed for the NOVAGOLD selected companies were 0.2x to 0.5x. The overall low to high firm value per ounce observed for the NOVAGOLD selected companies were $16 per ounce to $268 per ounce.

NOVAGOLD selected companies	P/NAV	FV/Resources
• Perpetua Resources Corp.	• 0.5x	• $268/oz
• Dakota Gold Corp.	• 0.4x	• $53/oz
• Thesis Gold & Silver Inc.	• 0.3x	• $138/oz
• Osisko Mining Inc.	• 0.3x	• $76/oz
• Seabridge Gold Inc.	• 0.3x	• $16/oz
• First Mining Gold Corp.	• 0.2x	• $52/oz
• International Tower Hill Mines Ltd.	• N/A	• $34/oz

Citi then applied a selected range of P/NAV ratios of 0.2x to 0.4x, derived from the NOVAGOLD selected companies and based on Citi’s professional judgment and experience, to the per share net asset value implied for NOVAGOLD using the same methodology described above in NOVAGOLD NAV Analysis, but using the research analysts’ real discount rate of 5% in lieu of the selected range of real discount rates described therein; and FV/Resources ratios of $75 per ounce to $125 per ounce, derived from the NOVAGOLD selected companies and based on Citi’s professional judgment and experience, to obtain an implied per share equity value reference range. This analysis indicated the following implied per share equity value reference ranges for NOVAGOLD:

Approximate Implied Per Share Equity Value Reference Ranges Based on:
P/NAV	FV/Resources
$4.61 – $9.22	$4.54 – $7.57

7.	The disclosure under the heading “The Arrangement and Related Transactions – Opinion of Financial Advisor” is hereby amended by amending and replacing in its entirety the paragraph beginning on page 65 of the Circular and Proxy Statement underneath the section titled “Miscellaneous”:

NOVAGOLD has agreed to pay Citi for its services in connection with the proposed transaction an aggregate fee of $11,500,000, of which $1,250,000 was payable upon delivery of the Citi Fairness Opinion and $10,250,000 is payable contingent upon consummation of the transaction. In addition, NOVAGOLD has agreed to reimburse Citi for certain of its expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement. As the Board was aware, Citi and its affiliates in the past have provided services to NOVAGOLD unrelated to the proposed transaction, for which services Citi and its affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date of its opinion, (i) having acted as financial advisor to NOVAGOLD in connection with an acquisition transaction and (ii) having acted as a joint bookrunner in connection with an equity offering of NOVAGOLD, for which services described in clauses (i) and (ii) above Citi and its affiliates received during such two year period aggregate fees of less than $15 million.

8.	The disclosure under the heading “Appendix F – Information Concerning New NOVAGOLD and Post-Arrangement New NOVAGOLD” is hereby amended by amending and replacing in its entirety the paragraph beginning on page F-22 of the Circular and Proxy Statement underneath the section titled “Audit Committee – Composition of the Audit Committee”:

The New NOVAGOLD Audit Committee shall consist of three (3) or more independent directors as determined from time to time by the New NOVAGOLD Board. Each member of the New NOVAGOLD Audit Committee shall be qualified to serve on the New NOVAGOLD Audit Committee pursuant to the requirements of applicable law and the NYSE and any additional requirements that the New NOVAGOLD Board deems appropriate. In addition, at least one (1) member of the New NOVAGOLD Audit Committee shall be designated by the New NOVAGOLD Board to be an “audit committee financial expert”, as defined by Item 407(d) of Regulation S-K.

No member of the New NOVAGOLD Audit Committee shall simultaneously serve on the audit committee of more than two (2) other public companies, unless the New NOVAGOLD Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the New NOVAGOLD Audit Committee, and such determination is disclosed in accordance with the NYSE rules.

The chairperson of the New NOVAGOLD Audit Committee shall be designated by the New NOVAGOLD Board; provided that if the New NOVAGOLD Board does not so designate a chairperson, the members of the New NOVAGOLD Audit Committee, by a majority vote, may designate a chairperson.

Any vacancy on the New NOVAGOLD Audit Committee shall be filled by majority vote of the New NOVAGOLD Board. No member of the New NOVAGOLD Audit Committee shall be removed except by majority vote of the New NOVAGOLD Board.

The members of the Audit Committee are expected to be Kalidas Madhavpeddi, Dawn Whittaker and one additional director to be selected by the Company’s Corporate Governance & Nominations Committee who will meet the requirements for Chair of the Audit Committee of Post-Arrangement New NOVAGOLD under the rules of the Applicable Securities Exchange. ~~The New NOVAGOLD Board has determined that each of Kalidas Madhavpeddi and Dawn Whittaker is an “audit committee financial expert” as defined under the rules of the SEC.~~

Cautionary Note Regarding Forward-Looking Statements

This communication includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “continue”, “ongoing”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the expected outcomes of the Transactions; the ability of NOVAGOLD, New NOVAGOLD and Paulson to complete the Transactions on the terms described herein, or at all, including receipt of required regulatory approvals, shareholder approvals, court approvals, stock exchange approvals and satisfaction of other customary closing conditions; the expected synergies related to the Transactions in respect of strategy, operations and other matters; projections related to expansion; and the impact of the Transactions on New NOVAGOLD and its stakeholders. Forward-looking statements contained herein are based on a number of material assumptions, including, but not limited to, the following, which could prove to be inaccurate: the expected outcomes of the Transactions; the ability of NOVAGOLD, New NOVAGOLD and Paulson to complete the Transactions on the terms described herein, or at all, including receipt of required regulatory approvals, shareholder approvals, court approvals, stock exchange approvals and satisfaction of other customary closing conditions; the expected synergies related to the Transactions in respect of strategy, operations and other matters; projections related to expansion; our ability to achieve production at Donlin Gold; the cost estimates and assumptions contained in the 2025 Technical Report and the 2025 Technical Report Summary; anticipated timing of updated reports and/or studies including the Donlin Gold BFS and draft SEIS; repayment of the Barrick Mining Corporation promissory note and the timing thereof; sufficiency of working capital; future capital raising activities and potential sources of funding; estimated metal pricing, metallurgy, mineability, marketability and operating and capital costs, together with other assumptions underlying our resource and reserve estimates; our expected ability to develop adequate infrastructure and that the cost of doing so will be reasonable; assumptions that all necessary permits and governmental approvals will be obtained and the timing of such approvals; assumptions made in the interpretation of drill results, the geology, grade and continuity of our mineral deposits; our expectations regarding demand for equipment, skilled labor and services needed for exploration and development of mineral properties; and operating or regulatory risks. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to complete an updated feasibility study and to explore and develop properties; availability of financing in the debt and capital markets; disease pandemics; uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between the owners of Donlin Gold to advance the project; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC website at www.sec.gov, or on SEDAR+ at www.sedarplus.ca. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Important Information and Where to Find It

In connection with the proposed Transactions, NOVAGOLD has filed relevant materials with the SEC and applicable Canadian securities regulators, including, among other filings, the Circular and Proxy Statement on October 5, 2026. The Circular and Proxy Statement was first mailed or otherwise disseminated to shareholders of NOVAGOLD seeking their approval of the Transactions-related proposals on or about October 5, 2026. INVESTORS AND SHAREHOLDERS OF NOVAGOLD ARE URGED TO READ THE CIRCULAR AND PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED OR WILL BE FILED WITH THE SEC AND APPLICABLE CANADIAN SECURITIES REGULATORS IN CONNECTION WITH THE TRANSACTIONS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS, THE PARTIES TO THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and shareholders may obtain free copies of the Circular and Proxy Statement and other documents filed by NOVAGOLD with the SEC at http://www.sec.gov, the SEC’s website, under NOVAGOLD’s profile on SEDAR+ at www.sedarplus.ca, or from NOVAGOLD’s website https://novagold.com/investors/why-invest/.

SignatureS

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVAGOLD RESOURCES INC.

Date: October 23, 2026	By	/s/ Peter Adamek
Peter Adamek
Vice President and Chief Financial Officer

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